Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.01,

OF

COMMSCOPE HOLDING COMPANY, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), COMMSCOPE HOLDING COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, as filed with the Secretary of State of the State of Delaware, authorizes the issuance of 1,500,000,000 shares of capital stock, consisting of 1,300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 200,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”);

That, the Certificate of Incorporation expressly authorizes the Board of Directors of the Company (the “Board”) by resolution or resolutions, to the maximum extent permitted by law, to provide for the issuance of Preferred Stock as a class or in one or more series and, with respect to each class or series of Preferred Stock, to fix the number of shares included in the class or in each such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of the class or of such series;

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on November 7, 2018, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article Sixth of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 1,000,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2. Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to Series A Preferred Stock:

“50% Beneficial Ownership Requirement” has the meaning set forth in the Investment Agreement.

“Accrued Dividend Record Date” has the meaning set forth in Section 4(e).

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid.

“Acquisition” has the meaning set forth in the Investment Agreement.

“Acquisition Agreement” means the Bid Conduct Agreement, dated as of November 8, 2018, between the Company and the Target, as it may be amended, supplemented or otherwise modified from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, (ii) portfolio companies in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) the Excluded Carlyle Parties shall not be deemed to be Affiliates of any Investor Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends, if any, on or with respect to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Fourth Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Dividend” has the meaning set forth in Section 4(c).

“Cash Settlement” has the meaning set forth in Section 10(a)(i).

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer or lease of all or substantially all the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) shares of Common Stock or shares of any other Capital Stock into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a de-listing (other than as a result of a transaction described in clause (b) above).

“Change of Control Call” has the meaning set forth in Section 9(c).

“Change of Control Call Price” has the meaning set forth in Section 9(c).

“Change of Control Effective Date” has the meaning set forth in Section 9(d).

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Put Price for such share to the Holder thereof.

“Change of Control Put” has the meaning set forth in Section 9(a).

“Change of Control Put Deadline” has the meaning set forth in Section 9(d)(i).

“Change of Control Put Price” has the meaning set forth in Section 9(a).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on NASDAQ on such date. If the Common Stock is not traded on NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Combination Settlement” has the meaning set forth in Section 10(a)(i).

“Common Stock” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 36.3636 shares of Common Stock, subject to adjustment as set forth herein.

“Conversion Restrictions” has the meaning set forth in Section 6(c).

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“Debt Financing” has the meaning set forth in the Investment Agreement.

“Designated Redemption Date” means (i) any date within the three (3) month period commencing on and immediately following the Initial Redemption Date and (ii) any date within the three (3) month period commencing on and immediately following each successive anniversary of the Initial Redemption Date.

“DGCL” has the meaning set forth in the recitals above.

“Distributed Property” has the meaning set forth in Section 11(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividends” has the meaning set forth in Section 4(a).

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means in respect of any share of Series A Preferred Stock the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Dividend Rate” means 5.5%, or, to the extent and during the period with respect to which such rate has been adjusted as provided in Sections 4(d), Section 9(i), or Section 10(c), such adjusted rate.

“Dividend Record Date” has the meaning set forth in Section 4(e).

“Excess Amount” has the meaning set forth in Section 6(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Excluded Carlyle Parties” has the meaning set forth in the Investment Agreement.

“Expiration Date” has the meaning set forth in Section 11(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $50,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Fall-Away of Investor Board Rights” has the meaning set forth in the Investment Agreement.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Holder Redemption Right” has the meaning set forth in Section 10(a)(i).

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate applicable on such date.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is (i) not an Affiliate of the Company and (ii) so long as the Investor Parties meet the 50% Beneficial Ownership Requirement, is reasonably acceptable to the Investor Parties.

“Individual Holder Share Cap” means, with respect to any individual Holder, the maximum number of shares of Common Stock that could be issued by the Company to such Holder without triggering a change of control under NASDAQ Stock Market Rule 5635 (or its successor).

“Initial Redemption Date” means the date that is eight years and six months following the Original Issuance Date.

“Investment Agreement” means that certain Investment Agreement between the Company and the Investor dated as of November 8, 2018, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” has the meaning set forth in the Investment Agreement.

“Investor Designee” means an individual nominated by the Board as a “Investor Designee” for election to the Board pursuant to Section 5.10(a), Section 5.10(d) or Section 5.10(e) of the Investment Agreement.

“Investor Parties” means the Investor and each Permitted Transferee of the Investor to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion” has the meaning set forth in Section 7(a).

“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Mandatory Conversion Price” means 180% of the Conversion Price, as adjusted pursuant to the provisions of Section 11(a). The Mandatory Conversion Price shall initially be $49.50.

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“NASDAQ” means The Nasdaq Stock Market.

“Notice of Holder Redemption” has the meaning set forth in Section 10(a)(ii).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” means the Closing Date, as defined in the Investment Agreement.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“PIK Dividend” has the meaning set forth in Section 4(c).

“PIK Dividend Ratio” has the meaning set forth in Section 4(c).

“Preferred Stock” has the meaning set forth in the recitals above.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Redemption Price for such share to the Holder of such share.

“Redemption Price” has the meaning set forth in Section 10(a)(i).

“Refinancing” has the meaning set forth in the Investment Agreement.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” has the meaning set forth in Section 12(a).

“Required Number of Shares” has the meaning set forth in Section 9(i).

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Settlement Methods” has the meaning set forth in Section 10(a)(i).

“Settlement Notice” has the meaning set forth in Section 10(a)(iii).

“Share Cap” means a number of shares of Common Stock equal to (a) the product of (i) 0.199 and (ii) 193,450,133 less (b) the maximum number of shares of Common Stock that may be issued pursuant to the Acquisition Agreement in connection with the assumption by the Company of any equity awards or plans of the Target or any of its Subsidiaries (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

“Stockholder Approval” means, to the extent required by the listing rules of NASDAQ, the approval by the stockholders of the Company to remove the Share Cap and/or the Individual Holder Share Cap, as applicable, in accordance with NASDAQ Stock Market Rule 5635 (or its successor).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Target” means ARRIS International plc, a company organized under the laws of England and Wales.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” has the meaning set forth in Section 7(a).

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be American Stock Transfer & Trust Company, LLC.

“Trigger Event” has the meaning set forth in Section 11(a)(vii).

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “COMM US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

SECTION 4. Dividends. (a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b) Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.

(c) Payment of Dividend. With respect to any Dividend Payment Date, the Company will pay, to the extent permitted by applicable law, in its sole discretion, Dividends (i) in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”), if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, (ii) as a dividend in kind, additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (any Dividend or portion of a Dividend paid in the manner provided in this clause, a “PIK Dividend”) having value (as determined in accordance with the immediately following sentence) equal to the amount of Accrued Dividends during such Dividend Payment Period or (iii) through a combination of either of the foregoing; provided that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward), (B) if the Company pays a PIK Dividend, no fractional shares of Series A Preferred Stock shall be issued to any Holder (after taking into account all shares of Series A Preferred Stock held by such Holder) and in lieu of any such fractional share, the Company shall pay to such Holder, at the Company’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series A Preferred Stock multiplied by the Liquidation Preference per share of Series A Preferred Stock or (2) one additional whole share of Series A Preferred Stock and (C) with respect to any Dividend Payment Date where the Company pays a combination of a PIK Dividend and a Cash Dividend, the proportion of a Dividend paid to any Holder that consists of a PIK Dividend (the “PIK Dividend Ratio”) shall be the same as the PIK Dividend Ratio with respect to each Dividend paid to each other Holder that receives a Dividend on such Dividend Payment Date. In the event that the Company pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Liquidation Preference per share of Series A Preferred Stock, and the number of additional shares of Series A Preferred Stock issuable to Holders in connection with the payment of a PIK Dividend will be, with respect to each share of Series A Preferred Stock, and without limiting the proviso above concerning fractional shares, the number (or fraction) obtained from the quotient of (1) the amount of the applicable PIK Dividend per share of Series A Preferred Stock divided by (2) the Liquidation Preference per share of Series A Preferred Stock. Accrued Dividends in respect of any prior Dividend Payment Periods may be paid on any date (whether or not such date is a Dividend Payment Date) if, as and when authorized by the Board, or any duly authorized committee thereof as declared by the Company. Notwithstanding anything to the contrary herein, the Company shall pay the Dividend payable on any Dividend Payment Date in cash, if any time during the relevant Dividend Payment Period, the Company had outstanding any convertible debt on which the obligor was required to pay amounts treated as interest for U.S. Federal income tax purposes.

(d) Arrearages. If the Company fails to declare and pay a full Dividend on the Series A Preferred Stock on any Dividend Payment Date or fails to deliver in full any cash, shares of Common Stock or other securities or property, as applicable, due upon any conversion, redemption or put or call, then any Dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall continue to accrue and cumulate initially at a Dividend Rate of 8.0% per annum, which shall then increase by 0.50% on every three-month anniversary of such failure (but not, in any event, to greater than 11.0% per annum), until such failure is cured, payable quarterly in arrears on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Issuance Date, as applicable) upon which the Company fails to pay a full Dividend on the Series A Preferred Stock through but not including the latest of the day upon which the Company pays in accordance with Section 4(c) all Dividends on the Series A Preferred Stock that are then in arrears. Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issuance Date.

(e) Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

(f) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full Dividends on all outstanding shares of Series A Preferred Stock have been declared and paid, including any accrued and unpaid Dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi) distributions of Junior Stock or rights to purchase Junior Stock; or

(vii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such.

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Subject to the provisions of this Section 4, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise provided under Section 11(a) or Section 12(a), as applicable).

(g) Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a) or Section 7(a), as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7(a), as applicable, with respect to such Conversion Date.

SECTION 5. Liquidation Rights. (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h). The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(c) Notwithstanding the foregoing or anything else in this Certificate of Designations to the contrary, unless and until the Stockholder Approval (to the extent required under the listing rules of NASDAQ) is obtained, (i) the Holders shall not have the right to acquire shares of Common Stock, and the Company shall not be required to issue shares of Common Stock, in excess of the Share Cap and (ii) no Holder shall have the right to acquire shares of Common Stock, and the Company shall not be required to issue shares of Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (collectively, the “Conversion Restrictions”), and in each case, the Company shall either obtain Stockholder Approval of such issuances or deliver, in lieu of any shares of Common Stock otherwise deliverable upon conversion in excess of the Conversion Restrictions, an amount of cash per share equal to the VWAP per share of Common Stock on the Trading Day immediately preceding the Conversion Date (such cash amount, the “Excess Amount”).

SECTION 7. Mandatory Conversion by the Company. (a) At any time after the third anniversary of the Original Issuance Date, if the VWAP per share of Common Stock was greater than the Mandatory Conversion Price for at least thirty (30) Trading Days in (i) any period of forty-five (45) consecutive Trading Days (such forty-five (45) consecutive Trading Day period, the “Trading Period”) and (ii) the final five (5) consecutive Trading Days of the applicable Trading Period, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h); provided that, if as a result of the Conversion Restrictions, all shares of Series A Preferred Stock may not be converted into Common Stock at such time, either obtain Stockholder Approval of such issuances or deliver the maximum number of shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock at such time, together with an amount of cash equal to the Excess Amount in lieu of any such shares of Common Stock otherwise deliverable upon a Mandatory Conversion in excess of the Conversion Restrictions.

(b) Notice of Mandatory Conversion. If the Company elects to effect Mandatory Conversion, the Company shall, within ten (10) Business Days following the completion of the applicable forty-five (45) day Trading Period referred to in Section 7(a) above, provide notice of Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date selected by the Company; and

(ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder and, if applicable, the amount of Accrued Dividends as of the Mandatory Conversion Date.

SECTION 8. Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 8(a):

(i) in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction;

(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 21.

The foregoing clauses (ii), (iii) and (iv) shall be conditions to the issuance of shares of Common Stock to the Holders in the event of a Mandatory Conversion pursuant to Section 7 (but, for the avoidance of doubt, not to the Mandatory Conversion of the shares of Series A Preferred Stock on the Mandatory Conversion Date). The Holder may, in respect of a Mandatory Conversion, deliver a notice to the Conversion Agent specifying, in respect of the deliverable shares of Common Stock, a delivery method of either book-entry basis, through the facilities of The Depositary Trust Company or certificated form. If no such notice is delivered, the Holder shall be deemed to have chosen delivery by book-entry.

The “Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 8(a) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second Business Day immediately following the date of such notice and no later than the seventh Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h) and any Excess Amount) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

SECTION 9. Change of Control. (a) Change of Control Put. Subject to the application of Sections 9(c) and 9(i), upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to, at the Holder’s election (or if the Holder does not so elect, the greater of) (i) the Liquidation Preference of such share of Series A Preferred Stock plus the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the applicable Change of Control Purchase Date and (ii) the amount of cash and/or other assets such Holder would have received in the transaction constituting a Change of Control had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein); provided however that, if the kind or amount of securities, cash and other property receivable in such transaction is not the same for each share of Common Stock held immediately prior to such transaction by a Person, then the kind and amount of securities, cash and other property receivable upon Change of Control Put following such transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock (the “Change of Control Put Price”); provided that, in each case (but, for purposes of clarity, not in the event where such holder actually converts its shares of Series A Preferred Stock into Common Stock), the Company shall only be required to pay the Change of Control Put Price to the extent such purchase can be made out of funds legally available therefor.

(b) Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed).

(c) Change of Control Call. In the case of a Change of Control (other than pursuant to clause (c) of the definition of such term) (provided that for purposes of this Section 9(c), the references to “a majority” in the definition of Change of Control shall be deemed to be references to “80%”), the Company may elect to redeem (the “Change of Control Call”), contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of the Holders to convert the Series A Preferred Stock pursuant to Section 6(a) prior to any such redemption, all of the shares of Series A Preferred Stock at a redemption price per share, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to, at the Holder’s option (or if the Holder does not so elect, the greater of) (i) (x) the Liquidation Preference as of the date of redemption plus (y) Accrued Dividends as of the date of redemption, plus (z) if the applicable redemption date is prior to the fifth anniversary of the first Dividend Payment Date, the amount equal to the net present value (computed using a discount rate of 10%) of the sum of all Dividends that would otherwise be payable on such share of Series A Preferred Stock on and after the applicable redemption date to and including the fifth anniversary of the first Dividend Payment Date and assuming the Company chose to pay such Dividends in cash and (ii) the amount of cash and/or other assets a Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein) (the “Change of Control Call Price”).

(d) Final Change of Control Notice. To the extent the Change of Control Call has not been previously exercised by the Company, within two (2) days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or if the Company discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain:

(i) the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than thirty (30) days before the purchase date) (the “Change of Control Put Deadline”);

(ii) the amount of cash and/or other consideration payable per share of Series A Preferred Stock, if such Holder elects to exercise a Change of Control Put;

(iii) the purchase date for such shares which shall be between 30 and 60 days after such notice is mailed; and

(iv) the instructions a Holder must follow to exercise a Change of Control Put in connection with such Change of Control.

(e) Change of Control Put Procedure. To exercise a Change of Control Put, a Holder must, no later than 5:00 p.m., New York City time, on the Change of Control Put Deadline, surrender to the Conversion Agent the certificates representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor.

(f) Delivery upon Change of Control Put / Call. Upon a Change of Control Put or, in the case of a Change of Control Call, the effective date of the applicable Change of Control, subject to Section 9(i) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Put Price or the Change of Control Call Price of such Holder’s shares of Series A Preferred Stock.

(g) Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Change of Control Put Price or Change of Control Call Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share (x) may be converted pursuant to Section 6 and, if not so converted, (y) shall (A) accrue Dividends and (B) entitle the Holder thereof to the voting rights provided in Section 13; provided that any such shares that are converted prior to or on the Change of Control Purchase Date (in the case of a Change of Control Put) or the effective date of such Change of Control (in the case of a Change of Control Call) in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Change of Control Put Price or Change of Control Call Price, as applicable.

(h) Partial Exercise of Change of Control Put. In the event that a Change of Control Put is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such Change of Control Put, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Series A Preferred Stock held by the Holder as to which a Change of Control Put was not effected (or book-entry interests representing such shares).

(i) Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 9(a) (the “Required Number of Shares”), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 9(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Put Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Put Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the

Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Change of Control Put Price or the Change of Control Call Price in full when due in accordance with this Section 9 in respect of some or all of the shares or Series A Preferred Stock to be repurchased pursuant to the Change of Control Put or the Change of Control Call, the Company will pay Dividends on such shares not repurchased initially at a Dividend Rate equal to 8.0% per annum, which shall then increase by 0.50% on every three-month anniversary after such failure (but not, in any event, to greater than 11.0% per annum), accruing daily from such date until the Change of Control Put Price or the Change of Control Call Price, as applicable, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, in the event a Holder elects to exercise a Change of Control Put pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.

(j) Change of Control Agreements. The Company shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Put Price in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or 7, as applicable.

(k) Upon full payment of the Change of Control Put Price or the Change of Control Call Price, as applicable, for any shares of Series A Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares will cease to be entitled to any dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Change of Control Put Price or Change of Control Call Price, as applicable) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

SECTION 10. Redemption. (a) Redemption at the Option of the Holder.

(i) On each Designated Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (a “Holder Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder outstanding on such Designated Redemption Date, in each case to the extent not prohibited by law, at a redemption price equal to the sum of (x) the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed plus (y) the Accrued Dividends with respect to such shares of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”). The Redemption Price shall be payable, at the Company’s option, in cash (a “Cash Settlement”) or a combination of cash and Common Stock (“Combination Settlement” and, together with Cash Settlement, the “Settlement Methods”); provided that in the case of a Combination Settlement (A) the maximum portion of the Redemption Price that may be paid in Common Stock shall be the lesser of (x) 50% of the Redemption Price, (y) the portion of the Redemption Price that may be paid in shares of Common Stock such that the number of shares of Common Stock issued to such Holder pursuant to this Section 10(a) does not exceed 15% of the issued and outstanding shares of Common Stock after giving effect to the issuance and (z) the portion of the Redemption Price that may be paid in shares of Common Stock without violating the Conversion Restrictions, and (B) the number of shares of Common Stock to be delivered pursuant to a Combination Settlement shall equal the portion of the Redemption Price to be delivered in shares of Common Stock divided by the product of (x) 92.5% and (y) the arithmetic average of the VWAP per share of Common Stock for each of the thirty (30) consecutive full Trading Days ending on the third Trading Day immediately preceding the Redemption Date.

(ii) To exercise its Holder Redemption Right pursuant to this Section 10(a) in respect of any Designated Redemption Date, a Holder must, no later than 5:00 p.m., New York City time, on the date that is at least 120 days prior to the Designated Redemption Date specified by the Holder therein, deliver written notice thereof (a “Notice of Holder Redemption”) to the Company and the Transfer Agent and shall, on or prior to the Designated Redemption Date, surrender to the Transfer Agent the certificates representing the shares of Series A Preferred Stock to be redeemed by the Company; provided that, such Holder will be entitled to revoke its Notice of Holder Redemption at any time but no later than 60 days prior to the Designated Redemption Date. On such Designated Redemption Date, the Company shall deliver or cause to be delivered to each Holder that has exercised its Holder Redemption Right with respect to such Designated Redemption Date, cash by wire transfer and shares of Common Stock by book-entry form (unless requested otherwise by the Holder in accordance with Section 10(a)(iv) below), the Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has delivered (and has not revoked in accordance with this Section 10(a)(ii)) a Notice of Holder Redemption in accordance herewith.

(iii) In respect of any exercise of a Holder Redemption Right, if the Company elects to deliver a notice (a “Settlement Notice”) of the relevant Settlement Method, the Company shall deliver such Settlement Notice to redeeming Holders, no later than the close of business on the second Trading Day immediately following the date of the Notice of Holder Redemption. If the Company does not elect a Settlement Method for a particular exercise of a Holder Redemption Right prior to the deadline set forth in the immediately preceding sentence, the Company shall be deemed to have elected Cash Settlement in respect of the redemption. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the portion of the Redemption Price that shall be paid in shares of Common Stock.

(iv) The cash portion of the Redemption Price of the shares of Series A Preferred Stock in respect of which such Holder has delivered (and has not revoked in accordance with Section 10(a)(ii)) a Notice of Holder Redemption in accordance herewith shall be delivered by wire transfer. With respect to any Combination Settlement, the Person or Persons entitled to receive the Common Stock issuable upon payment of the Redemption Price on such Redemption Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Designated Redemption Date. On the Designated Redemption Date, the Company shall issue the number of whole shares of Common Stock issuable in connection with the applicable Redemption Price (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Common Stock shall be made on book-entry basis, and if requested by the Holder, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders at their respective addresses or in accordance with other instructions set forth in the Notice of Holder Redemption. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered on such Redemption Date should be registered or paid, or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Company.

(v) If a Holder does not elect to exercise its Holder Redemption Right pursuant to this Section 10(a) with respect to all of its shares of Series A Preferred Stock (and has not revoked such exercise in accordance with Section 10(a)(ii)), the shares of Series A Preferred Stock held by it and not surrendered for redemption by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled. From and after the Redemption Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Holder Redemption Right and the Company has redeemed in accordance with the provisions of this Section 10(a), (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series A Preferred Stock is redeemed by the payment in full of the applicable Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein including the right to convert.

(b) In the event that a Holder Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Holder Redemption Right was not exercised (or book-entry interests representing such shares).

(c) If the Company shall not have sufficient funds legally available under the DGCL to redeem, as of any Designated Redemption Date, all shares of Series A Preferred Stock with respect to which Holders have exercised a Holder Redemption Right pursuant to Section 10(a), the Company shall redeem on such Designated Redemption Date, pro rata among the Holders that have exercised their Holder Redemption Right, a number of shares of Series A Preferred Stock with an aggregate Redemption Price equal to the amount legally available under the DGCL for the redemption of shares of Series A Preferred Stock on such Designated Redemption Date. At such time, as soon as practicable thereafter, that the Company has sufficient funds legally available under the DGCL to redeem such shares of Series A Preferred Stock not redeemed because of the foregoing limitation at the applicable Redemption Price, the Company shall provide notice to the Holders of the availability of such funds and the Holders at that time may elect to invoke their Holder Redemption Right pursuant to and in accordance with the provisions of Section 10(a). In addition, if the Company does not make the redemption payment as of any Designated Redemption Date relating to all of the shares of Series A Preferred Stock with respect to which Holders have exercised a Holder Redemption Right pursuant to Section 10(a), the Company will pay Dividends on such shares not redeemed initially at a Dividend Rate equal to 8.0% per annum, which shall then increase by 0.50% on every three-month anniversary of the Designated Redemption Date (but not, in any event, to greater than 11.0% per annum), accruing daily from the Designated Redemption Date until the Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. The inability of the Company to make a redemption payment for any reason shall not relieve the Company from its obligation to effect any required redemption when, as and if permitted by applicable law.

SECTION 11. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 11(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(vii) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X)] / (OS0+Y)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 11(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(ii) hereof, (B) Distribution Transactions as to which Section 11(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 11(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 11(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 11(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – C)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii) If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in Section 11(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 11(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 11(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii) Except as otherwise provided in this Section 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii) No adjustment to the Conversion Rate will be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock;

(D) for a change in the par value of the Common Stock; or

(E) as a result of the Acquisition, the Refinancing or the Debt Financing, including the issuance of any shares of Common Stock or options or rights to purchase such shares or any other equity awards in connection with the Acquisition.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.

(h) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

SECTION 12. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

SECTION 13. Voting Rights.

(a) General. Except as provided in Section 13(b) and Section 14, Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder shall be entitled to the number of votes, not to exceed such Holder’s

Individual Holder Share Cap, equal to the product of (i) the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock could be converted pursuant to Section 6 (taking into account the Conversion Restrictions to the extent applicable) multiplied by (ii) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company.

(b) Adverse Changes. The vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holder thereof;

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; and

(iii) any issuance of shares of Series A Preferred Stock after the Issuance Date other than shares issued as PIK Dividends with respect to shares of Series A Preferred Stock that were issued on the Issuance Date.

provided, however, (A) that, with respect to the occurrence of any of the events set forth in clause (i) above, so long as (1) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A Preferred Stock, then the occurrence of such event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (i) above and (B) that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote the holders of the Series A Preferred Stock.

For purposes of this Section 13, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.

(c) Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d) The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 9(j) of this Certificate of Designations, and any amendment or waiver of any of the provisions of Section 9(j) approved by such percentage of the Holders shall be binding on all of the Holders.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company, the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Sections 13(b) and 14 and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

SECTION 14. Election of Directors. Provided that the Fall-Away of Investor Board Rights has not occurred, (i) the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have, at each annual meeting of the Company’s stockholders at which the Board is obligated to nominate one or more Investor Designees for election to the Board pursuant to and in accordance with the Investment Agreement, the exclusive right, voting separately as a class, to elect or appoint such Investor Designee(s) to the Board, irrespective of whether the Board has nominated such Investor Designee(s), (ii) notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right to remove any Investor Designee(s) at any time for any reason or no reason (with or without cause) by sending a written notice to the Company and, upon receipt of such notice by the Company, such Investor Designee(s) shall be deemed to have resigned from the Board, and (iii) in the event of the death, disability, resignation or removal of any Investor Designee(s), the Investor Parties shall have the exclusive right to designate or appoint a successor to fill the vacancy created thereby. The Board and the holders of Common Stock shall not have the right to remove any Investor Designee from the Board (even for cause), such right of removal being vested exclusively with the Holders of a majority of the then outstanding shares of Series A Preferred Stock.

SECTION 15. Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company, as set forth in the Investment Agreement, the Holders shall not have any preemptive rights.

SECTION 16. Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 17. Creation of Capital Stock. Subject to Section 13(b)(ii), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 18. No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 19. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

SECTION 20. Replacement Certificates. (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series A Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock formerly evidenced by the physical certificate.

SECTION 21. Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of

Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 22. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at CommScope Holding Company, Inc., 1100 CommScope Place, SE Hickory, North Carolina 28602 (Attention: General Counsel), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 23. Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 24. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 25. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 26. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Investor Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company’s Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 26. Neither the alteration, amendment or repeal of this Section 26, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 26, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 26 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 26, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 26 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 26 (including, without limitation, each portion of any paragraph of this Section 26 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 26 (including, without limitation, each such portion of any paragraph of this Section 26 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 26 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 3rd day of April, 2019.

COMMSCOPE HOLDING COMPANY, INC.,

by	/s/ Alexander W. Pease
Name:	Alexander W. Pease
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Certificate of Designations]